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October 29, 2009

MainStay Funds Trust
51 Madison Avenue
New York, NY 10010

Re:	MainStay Funds Trust
(File Nos. 811-22321 and 333-160918)

Ladies and Gentlemen:

We have acted as counsel for MainStay Funds Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, and its series, MainStay Epoch Global Choice Fund, MainStay Epoch Global Equity Yield Fund, MainStay Epoch International Small Cap Fund and MainStay Epoch U.S. Equity Fund (each a “Fund” and collectively the “Funds”), in connection with the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”), and under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest of the Funds’ Investor Class, Class A, Class C and Class I, par value $0.001 per share (the “Shares”). We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion, Pre-Effective Amendment No. 2 under the 1933 Act to the Registration Statement, and other materials relating to the authorization and issuance of the Shares, and we are familiar with the Trust’s Declaration of Trust and its By-Laws.

Based upon the foregoing, we are of the opinion that the Shares, as currently divided into series and classes, all in accordance with the Trust’s Declaration of Trust, proposed to be sold pursuant to the Registration Statement, as made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement, and to the use of our name in the Funds’ prospectus and Statement of Additional Information to be included in Pre-Effective Amendment No. 2 to the Registration Statement, unless and until we revoke such consent.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

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